Prospectus Supplement	Filed Pursuant to Rule 424(b)(2)
(To prospectus dated January 14, 2005)	Registration Number 333-121614

Whiting Petroleum Corporation

441,500 Shares of Common Stock

        This prospectus supplement relates to 441,500 shares of our common stock that we issued to Celero Energy, LP, a Delaware limited partnership, as part of the purchase price we paid in connection with the acquisition of operated interests in certain oil and gas fields in the Permian Basin of West Texas. We closed this acquisition on October 4, 2005.

        This prospectus supplement and the related prospectus may be used to resell our shares only by Celero Energy, LP and its permitted transferees. Following the issuance of the 441,500 shares of our common stock in connection with the acquisition transaction, Celero Energy, LP owned approximately 1.19% of our total outstanding shares as of the date of this prospectus supplement. We have not authorized any other person to use this prospectus supplement or the accompanying prospectus in connection with resales of shares without our prior written consent.

        Our common stock is listed on the New York Stock Exchange under the symbol “WLL.” We have listed the shares offered by this prospectus supplement on the New York Stock Exchange. On October 3, 2005, the last sale price of our common stock reported on the New York Stock Exchange was $43.95 per share.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is October 4, 2005.